Exhibit 14.1

                          STANDARDS OF BUSINESS CONDUCT


I.       INTRODUCTION

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Factory 2-U Stores,  Inc. (the  "Company")  has a firmly  established  policy of conducting its affairs in compliance with all applicable laws and regulations and observing the highest standards of business ethics. Integrity, honesty,
forthrightness   and  fairness  are  of  primary   importance  in  all  business
relationships involving the Company. The Company expects each director, officer and associate (each, an "associate") to perform his or her duties in such a manner as to preserve the Company's good name and reputation. The Company intends that every associate shall follow the letter, as well as the spirit, of these Standards of Business Conduct.

These Standards have been adopted by the Board of Directors of the Company and apply to the Company and its associates. These Standards are not intended to be all encompassing. Situations may arise that are not expressly covered or where the proper course of action is unclear. Associates should consult with their supervisors if any questions as to interpretation of these Standards arise. Any associate may bring problems to the attention of higher management, such as the Chief Executive Officer or the Executive Vice President of Human Resources, for review and the Company maintains an open door policy in that regard.

The Company may modify or supplement these Standards from time to time, to comply with evolving corporate governance standards, to comply with applicable requirements adopted by Congress, the SEC or the Nasdaq Stock Market and otherwise as it deems appropriate. Accordingly, all associates must review these Standards at least once every year.

Any associate of the Company having information or knowledge regarding a violation, or potential violation, of these Standards should immediately report the same to his or her supervisor, functional Executive Vice President or to the Company's General Counsel. If an associate has reason to believe that it would be inappropriate to report the relevant information to his or her supervisor, then the information should be reported in confidence directly to another high-level authority within the Company. Retaliation or reprisal of any kind against an associate who reports a violation (or, in good faith, potential violation) of these Standards is strictly prohibited.

The Company may regard any associate's acts in violation of these Standards to be outside the course and scope of that associate's employment. Any associate found to have violated these Standards may be subject to immediate disciplinary action, up to and including termination of employment. Legal proceedings may also be commenced against such individual to recover the amount of any improper expenditures, any other losses which the Company may have incurred or other appropriate relief.



II.      CORPORATE ASSETS AND INFORMATION

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A. COMPANY FUNDS AND PROPERTY

Associates of the Company are responsible and accountable for the proper expenditure of funds and use of Company assets under their control, including all funds and assets entrusted to the Company's custody by customers and others. The Company's assets are to be used only for legitimate business purposes both during and following employment with the Company. Examples of improper uses include unauthorized taking or use of corporate property or other resources, and the disbursement of corporate funds, directly or indirectly, for any form of payment that is illegal, for personal gain or otherwise not in accordance with Company policy. Unless authorized by the Company's Chief Executive Officer or Chief Financial Officer, the sale, loan or gift of Company assets to Company associates, customers or suppliers is prohibited.


B. CORPORATE RECORDS AND ACCOUNTING

Data, Records and Reports

It is the Company's policy to maintain the highest level of integrity and accountability with respect to all financial reporting, including reports to regulatory authorities, auditors and the Company's stockholders.

All Company data, records and reports must be accurate and truthful and prepared in a proper manner. The integrity of the Company's accounting, technical, personnel, financial and other records is based on their validity, accuracy and completeness. Disclosures in periodic reports required to be filed by the Company will be full, fair, accurate, timely and understandable and in compliance with applicable governmental rules and regulations.

Anyone preparing the type of information described above must be diligent in assuring its integrity and anyone representing or certifying the accuracy of such information should make an inquiry or review adequate to establish a good faith belief in the accuracy of the information. Custodians of the Company's data, records and reports must be sure that such information is released, whether internally or outside the Company, only if adequately protected and only for authorized purposes.


C. CONFIDENTIAL AND PROPRIETARY INFORMATION

Attached  as  Exhibit  A  is  the  Company's   Employee   Agreement   Concerning
Confidentiality, Trade Secrets and Outside Employment.



D. INSIDER TRADING

Attached as Exhibit B is the Company's Insider Trading Policy, which is distributed to the Company's directors, executive officers, corporate management personnel, regional vice presidents and managers, district managers, buyers and assistant buyers, planning and allocation personnel, loss prevention regional and district managers and all other corporate salaried employees.


E. LEGAL DISPUTES

Associates involved with a Company lawsuit or other legal dispute may not discuss it with outsiders or other Company associates without the prior approval of the Company's Chief Executive Officer or General Counsel.

Failure to follow these restrictions could constitute a breach of the Company's attorney-client privilege and result in the loss of confidential information. Additionally, any associate contacted by any regulatory or law enforcement authority seeking Company information should promptly contact his or her supervisor who should immediately bring the matter to the attention of Company's Chief Executive Officer or General Counsel. No associate should respond to any such inquiry regarding the Company without first consulting with and obtaining the approval of the Company's Chief Executive Officer or General Counsel.

III.     CONFLICTS OF INTEREST

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Attached as Exhibit C is the Company's Conflict of Interest Policy.


IV.      EQUAL EMPLOYMENT OPPORTUNITY AND UNLAWFUL HARASSMENT

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The  Company  maintains  a  policy  of  equal  employment  opportunity  for  all associates and applicants for employment. It is the policy of the Company to provide equal employment opportunity without regard to race, color, religion, sex, sexual orientation, national origin, age, marital status or disability, as well as all other classifications protected by applicable laws.

The Company is committed to adhering to all applicable federal, state and local laws pertaining to equal employment opportunity. All managers and associates are expected to help implement the Company's goals with regard to equal employment opportunity.

The Company opposes unlawful harassment of others on the basis of sex, sexual orientation, age, race, color, national origin, religion, marital status, citizenship, disability and other characteristics protected by applicable laws.

It is the policy of the Company to provide a non-discriminatory work environment free of harassment. All associates are expected to cooperate in maintaining this work environment. It is the Company's policy to investigate and remedy any incidents of unlawful harassment. In order to accomplish this, however, harassment must be brought to the attention of the Company. Accordingly, associates who feel aggrieved because of harassment have an obligation to communicate their problems immediately. An associate who feels he or she has been harassed should immediately notify their immediate supervisor or Human Resources. All complaints will be treated as confidentially as practicable and all investigations will be conducted expeditiously. There will be no retaliation against a person who, in good faith, files a complaint or participates in any way in the investigation of a complaint.

Any associate who has been found, after appropriate investigation, to have harassed another associate will be subject to appropriate disciplinary action depending on the circumstances, up to and including dismissal.

V.       COMPLIANCE WITH LAWS

===============================================================================

Each associate shall endeavor to act in compliance with applicable laws and regulations in dealing with the Company's customers, suppliers, competitors and associates. No associate shall unlawfully deal with anyone through abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

If an associate knows of or suspects a violation of applicable laws and regulations, these Standards, or the Company's related policies, he should immediately report that information to his supervisor or a higher level of management. No associate reporting a suspected violation will be subject to retaliation because of a good faith report.

Reported violations will be promptly investigated and treated confidentially to the extent practicable. It is imperative that the associate reporting the violation not conduct a preliminary investigation of his own. Investigations of alleged violations may involve complex legal issues. Associates who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with these Standards and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Associates who violate these Standards and other Company policies and procedures may be subject to disciplinary action, up to and including discharge. In addition, disciplinary action, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not move promptly to correct them in accordance with the Company's policies.

Ultimate responsibility to ensure that the Company complies with the laws and ethical standards affecting its business rests on each of its associates. Associates must become familiar with and conduct themselves strictly in compliance with such laws and ethical standards as well as the Company's policies and guidelines pertaining to them.

V.       ACCOUNTING MATTERS

================================================================================

Every associate must cooperate fully with the Company's internal accounting process and its independent auditors. Any associate who becomes aware of a questionable accounting or auditing practice, or has a complaint regarding the Company's accounting, internal accounting controls or auditing matters, should immediately make a report to one of his or her supervisors or, if such associate desires, he or she may contact any member of the Company's Audit Committee. Any supervisor receiving a report from a subordinate must in turn make a report to any member of the Audit Committee. All reports will be treated as confidentially as possible and no associate will be subject to any retaliation or adverse consequence for making any such report in good faith.

It is the Company's policy that all records that form the basis of an audit or review be retained for a reasonable period of time. Any associate who is unsure whether a particular record must be retained should consult his or her supervisor or the Company's Chief Financial Officer.




                                  CERTIFICATION

I acknowledge that I have received a copy of the Factory 2-U Stores, Inc. Standards of Business Conduct. I certify that I have read, understand and will comply with the policies and procedures set forth in the Standards of Business Conduct. I understand that, if I am an associate of the Company, my failure to comply with the Company's Standards of Business Conduct, or any other Company policies, could lead to disciplinary action, up to and including termination of my employment.

----------------------                       ------------
Associate Signature                          Date

----------------------
Printed Name

                                    EXHIBIT A

                  EMPLOYEE AGREEMENT CONCERNING CONFIDENTIALITY
                      TRADE SECRETS AND OUTSIDE EMPLOYMENT


THIS AGREEMENT ("Agreement") is made and effective as of the date it is signed by the Employee below (or as of the Employee's hire date if no date is indicated below), by and between Factory 2-U Stores, Inc. (the "Company"), and ________________________________ ("Employee"). The purpose of this Agreement is to define the obligations of Employee and the Company as they relate to: 1) confidential and/or proprietary information or documents; 2) protection of the Company's trade secrets; 3) limitations on external employment, consulting or contracting by Employee to third-parties during Employee's employment by the Company.

     In consideration of Employee's employment by the Company and the mutual promises herein contained, the parties hereby agree as follows:

1) Protection of Trade Secrets. The Company intends to and has expended substantial sums of money and devoted a great deal of time, labor and effort to the development, creation and acquisition of a large body of confidential information that is used by it in its business and is not generally known or available to the public. Such confidential information gives the Company a valuable advantage over its competitors and prospective competitors and is proprietary to the Company. Such confidential and proprietary information includes, but is not limited to, lists of actual or potential customers, clients or candidates; techniques and formulas; marketing and sales plans; materials relating to other employee's; financial information; cost rate and pricing information; business plans, diagrams; sources of supplies, drawings; plans; processes; proposals; codes; notebooks; and the content of any contracts or proposals involving the Company which are made, developed, perfected, devised, conceived or first reduced to practice by Employee, the Company or its employees, agents, consultants, affiliates or assistants, either alone or jointly with others (collectively "Trade Secrets"). Employee agrees that he/she will treat any information of the Company which is not readily publicly available as a Trade Secret of the Company unless the Company advises Employee otherwise in writing. Employee acknowledges that Trade Secrets include not only technical information, but also any business information that the Company treats as confidential.

     a. Confidentiality. Employee agrees that he/she will not, without the Company's prior written consent, publish, disclose or otherwise use at any time either during or subsequent to his/her employment with the Company, any Trade Secrets of the Company. Nothing in this section precludes employee from disclosing Trade Secret information to other employees or authorized contractors of the Company, if such employees and/or authorized contractors have signed an agreement with the Company concerning Trade Secrets.

     b. Respect for the Company's Business. Employee agrees that he/she will not at any time use any Trade Secrets of the Company in any manner which may directly or indirectly have an adverse affect upon the business of the Company, nor will he/she perform any acts which would tend to reduce the proprietary value of such Trade Secrets to the Company.

     c.  Return of Records  and Other  Items.  Upon  termination  of  Employee's employment, Employee agrees to promptly surrender to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow charts, diagrams, programs, proposals, or any other physical items or documents relating to the Company's Trade Secrets, and agrees that he/she will not make or retain any unauthorized copies or other reproductions of such materials. Employee recognizes that the unauthorized taking of any of the Company's Trade Secrets is a crime under California Penal Code section 499(c) and is punishable by imprisonment for a period not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000.00), or both. Employee further acknowledges that such unauthorized misappropriation of the Company's Trade Secrets could also result in civil liability under California Code section 3426, and that willful misappropriate may result in an award against Employee for double the amount of the Company's damages and the Company's fees in collecting such damages.

2) Outside Employment. Unless otherwise agreed in writing by the Company and Employee, employment by the Company is to be considered a full time endeavor for those employees hired on a full time basis. Consequently, Employee (if he/she is a full time employee) agrees not to offer or provide his/her services to another employer, person or business entity of any type, whether as an employee, contractor, consultant or otherwise, without the prior written approval of the Company.

3) Miscellaneous Provisions.

     a)  Remedies.  Employee  agrees  that the breach of any  provision  of this
     Agreement   will  cause  the   Company   irreparable   injury  and  damage.
     Consequently, Employee agrees that because remedies at law may be inadequate to protect the Company against breach of this Agreement, the Company shall be entitled, in addition to all other remedies available to it, to the granting of an injunction, including ex parte temporary relief, restraining Employee from violating this Agreement. Any violation of this Agreement by Employee may, in the sole discretion of Factory 2-U Stores, Inc. also result in termination of Employee's employment.

     b) Effect on Other Agreements. This Agreement is supplementary to, and shall not be considered a waiver of, any rights of the Company that may exist independently of this Agreement.

     c) Validity. Should any provision of this Agreement be determined to be invalid or unenforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or activity which is valid and enforceable. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent permissible (not exceeding its express terms) under applicable law.

     d) Successors. The provisions of this Agreement shall insure to the benefit of and shall be binding upon Employee's agents, successors, assigns, heirs and personal representatives, as well as upon the Company's successors, subsidiaries, affiliated corporations, join ventures or assignees. No other persons or entities shall possess any rights under this Agreement.

     e) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous oral, written or implied agreements, representations, and understandings of the parties pertaining to the subject matter hereof. This Agreement may not be modified except in writing signed by both parties. No waiver of any provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision.

     f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for any action relating to this Agreement shall be in San Diego County, California.


                                          FACTORY 2-U STORES, INC.


Dated: ____________________               By: ________________________________

                                          Title: _______________________________



                                          EMPLOYEE

Dated: _____________________              ____________________________________
                                                     (Signature)

                                          ------------------------------------
                                                     (Print Name)

                                    EXHIBIT B

                    Policy Adopted By The Board Of Directors
                Relating to Insider Trading In Company Securities
                       And Confidentiality Of Information


To:               All Directors, Management and Corporate Personnel

From:             Executive Committee

                  The Board of Directors has adopted the following Policy which applies to all personnel (including directors and officers) of our corporation and its subsidiaries (collectively called the "Company") arising from our legal and ethical responsibilities as a public company.

          1. Prohibition Against Trading on Undisclosed Material Information: If you are aware of material information relating to the Company which has not yet been made available to the public by the Company (often called "inside information"), you are prohibited from trading in our securities, directly or indirectly, and from disclosing such information to any other persons who may trade in our securities. Any information, positive or negative, is "material" if it might be of significance to an investor in determining whether to purchase, sell or hold our securities. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include, but are not limited to, a potential business acquisition, internal information about revenues, earnings or other aspects of financial performance which departs in any way from what the market would expect based upon prior disclosures, important business developments, the acquisition or loss of a major customer, or an important transaction. We emphasize that this list is merely illustrative.

          Once the Company announces material information, trading can occur after a lapse of two full trading days, but only during the "window periods" described in Section 2 below. Therefore, if an announcement is made before the commencement of trading on a Monday during a window period, an employee may trade in the Company's stock starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday during a window period after trading begins, employees may not trade in the Company's stock until Thursday. Please consult one of our officers if you are uncertain when trading may commence following an announcement.

          The above prohibition against trading on inside information generally reflects the requirements of law as well as the Company's Policy. As more fully discussed below, a breach of this Policy probably will constitute a serious legal violation as well.

          2. Restricted Periods: To minimize the possibility of an unintentional violation of law or corporate policy, all personnel (and their affiliates, including a spouse and other relatives) must effect any proposed transaction in the Company's securities only during specified trading window periods. No personnel should trade any securities of the Company except during the trading window periods designated by the Company. The Company will provide, from time to time, the specific dates for the applicable window period. However, if a "no trading" directive is in effect as to you during all or any part of the window period, neither you nor your affiliates may engage in any transaction in the Company's securities during the pendency of the "no trading" directive.

          Special rules apply to stock option exercises. If you desire to pay all or a portion of the exercise price for an option in the Company securities (whether by surrender of previously acquired securities, as part of a "cashless exercise" through a broker or otherwise), you may only exercise the option when the trading window is open and only if a "no trading" directive is not in effect. If, however, you desire to exercise an option using only cash, you may exercise the option at any time, except during the pendency of a "no trading" directive. Although it may not be possible, if you desire to exercise an option while a "no trading" directive is in effect, please contact the Company's General Counsel or Chief Financial Officer.

          Note that the limitations in Section 1 above relating to material undisclosed information remain applicable in the period when trading is permitted by this Section 2. The two sections apply independently.

          3. Confidentiality Generally: Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors), whether or not for the purpose of facilitating improper trading in our stock. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.

          This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Company's Chief Executive Officer or Chief Financial Officer.

          4. Information About Other Companies: In the course of your employment, you may become aware of material non-public information about other public companies - for example, other companies with which our Company has business dealings. You are prohibited from trading in the securities of any other public company at a time when you are in possession of material non-public information about such company.

          5. Tipping: Improper disclosure of non-public information to another person who trades in the stock (so-called "tipping") is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose information about our Company, or information about any other public company which you acquire in connection with your employment with our Company, you may be fully responsible legally for the trading of the person receiving the information from you (you "tippee") and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends or others who might abuse the information by trading in securities.

          6. Limitation on Certain Trading Activities: We encourage interested employees to own our securities as a long-term investment at levels consistent with their individual financial circumstances and risk bearing abilities (since ownership of any security entails risk). However, Company personnel may not trade in puts, calls or similar options on our stock or sell our stock "short." (You may, subject to the provisions of Section 2, exercise any stock options granted to you by the Company.)

          7. Consequence of Violation: The Company considers strict compliance with this Policy to be a matter of utmost importance. We would consider any violation of this Policy by an employee as a threat to our reputation. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be three times the profit realized by the violator as well as the attorney's fees of the persons injured.

          8. Resolving Doubts: If you have any doubt as to your responsibilities under this Policy, seek clarification and guidance before you act from the Company's General Counsel or Chief Financial Officer.

          9. A Caution About Possible Inability to Sell: Although the Company encourages employees to own our securities as a long-term investment (see
     Section 6), all personnel must recognize that trading in securities may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing our securities must consider the inherent risk that a sale of the securities could be prohibited at a time he or she might desire to sell them. The next opportunity to sell might not occur until after an extended period, during which the market price of the securities might decline.

          10. Trading Plans:  The  prohibitions  and  restrictions  set forth in
     Section 1 and Section 2 above are not applicable to trades made pursuant to a trading plan that satisfies the requirements of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that such plan and all modifications thereto have been approved in advance by the Company.

          11. Pre-Clearance: To assure compliance with this Policy and proper and timely disclosure of trades, notice of all prospective trades by directors and executive officers must be given to the Company's General Counsel or Chief Financial Officer at least two business days prior to making any such trades and the trades must be approved by the Company as being in compliance with this Policy before they may be effected. In addition, such trades will also be subject to review and approval by the Company in light of Section 16 of the Exchange Act and other factors in the Company's reasonable discretion.

                                    EXHIBIT C

                           Conflict of Interest Policy

     While employed with Factory 2-U Stores, Inc. (FTUS), Associates must avoid any business, activity or other situations which may constitute, or give the appearance of, a conflict between personal interests and interests of the company. In dealings with current or potential customers, suppliers, contractors and competitors, Associates should act in the best interests of the Company to the exclusion of personal advantage.

     A potential or actual conflict of interest occurs whenever an Associate is in a position to influence a decision that may result in a personal gain for the Associate or an immediate family member (i.e. a spouse or significant other, children, parents, siblings) or close personal friend as a result of the Company's business dealings. If you feel a conflict exists, a statement must be forwarded to the Director of Human Resources AND Executive VP responsible for the Associate's department to determine if a conflict exists. If it is determined that a conflict of interest is involved, every reasonable and realistic alternative will be explored.

     The purpose of this policy is to require disclosure to protect our Associates from any conflict of interest that might arise. A violation of this policy may result in disciplinary action, up to and including termination.

     While it is virtually impossible to anticipate and therefore set forth an all inclusive list of conflict of interest situations and we ask you to rely on common sense, outlined below are some examples of situations which most frequently occur and may involve, or appear to involve, a conflict of interest and therefore require disclosure and approval by the Director of Human Resources or the CEO of Factory 2 - U Stores, Inc.:

1.        Receiving of Gifts, Trips, Meals & Entertainment:

     a. Gifts

     FTUS's Associates may not accept any cash gifts from any supplier, vendor, customer, competitor or any other party with whom we do business. Associates may not accept gifts or business courtesies of value from any supplier, vendor, customer or competitor or other party with whom we do business.

     If an associate receives any gift or "business courtesy" with the exception of Holiday Gift Baskets (food and other consumable items), which must be shared within the Associate's department, the Associate must either return the gift or turn the gift over to the Director of Human Resources or CEO for disposition. (No Manager or Department Head may authorize a waiver of this policy.)

     A "business courtesy" is defined as a gift, or favor, from persons or firms with whom FTUS maintains, or may establish a business relationship and for which fair market value is not paid by the recipient.

     A "business courtesy" may be a tangible or intangible benefit, including, but not limited to, such items as non-monetary gifts, gift certificates, meals, drinks, entertainment, hospitality, recreation, door prizes, transportation discounts, tickets, passes, promotional items, or use of a donors time, materials or equipment.

     b. Trips

          Requests for permission to attend business trips paid for by an outside party with whom we have or may have a business relationship must be submitted to the Director of Human Resources or department EVP. Each request for permission should state the specific details of the trip, including destination, duration, purpose and benefit to FTUS.

          FTUS Associates are not permitted to take a personal overnight trip, whether with, or without, an outside party with whom we have or may have a business relationship, if any material part of the trip is paid for by the outside concern, such as hotel expenses, air fare or other travel expenses, or staying at a property owned or rented by the outside concern.

          Requests for exceptions to this policy must be submitted to the Director of Human Resources and approved by the C.E.O.

     c. Meals and Entertainment

          Business related entertainment in a non-business environment (restaurant, private home, etc.) could be a useful, desirable, and perfectly ethical practice if it is not excessive. Entertainment may be provided at Company expense, if it is authorized in advance by the Associate's department EVP, job-related, and not overly lavish and will not place the recipient in a potentially awkward situation with his employer or the public. Excessive entertainment of any sort is unacceptable.

          Accepting entertainment provided by actual or potential suppliers, customers or competitors, defined as business contacts, which falls within the guidelines set forth above is also permissible, if approved by the department EVP. Full disclosure is required from the Associate.

          Please note that the business contact must be in attendance for meals. The business contact, whenever possible, should be in attendance at an entertainment event such as a sporting event, concerts or theater. In the event the business contact is not attending the event, defined above, the Associate must submit the tickets to the EVP of HR for appropriate disposition. The Associate is advised to inform the vendor as to our policy regarding the disposition of the tickets.

2.       Bribes, Kickbacks and Other Illegal Acts:

All Associates and others acting in behalf of the company are prohibited from:

          a. Soliciting, accepting, or attempting to accept any kickback, bribe or other illegal payment.

          b. Accepting samples or taking "free" samples for personal use.

          Nothing of value shall be offered or given in violation of the Foreign Corrupt Practices Act, or any other applicable US or foreign law or regulation. Our company policy in this area is clear:

               Any Associate, who takes anything of value from an outside concern to do, or not do, something for the outside concern in its business relationship with FTUS will have their employment with FTUS terminated immediately and prosecuted where circumstances warrant. "Anything of value" includes, but is not limited to, cash, stocks, bonds, jewelry, precious metals, merchandise, vehicles, boats, trips, frequent expensive dinners, favors or illegal drugs.

               If a payoff is offered to an Associate, he or she is not only required to refuse it, but must report it immediately to the Director of Human Resources and department EVP.

3.       Business:

     As of the effective date of this policy, Associates, or immediate family members (defined as spouses and members within the Associate's family who reside in the same household as such Associate) may not engage in, or enter into, any business activity (outside of FTUS) providing goods or services to FTUS without first disclosing this relationship to the Director of Human Resources and obtaining approval (i.e. using corporate vendors to provide personal services such as, carpet cleaning).

4.       Exclusive Service to FTUS:

     No Associate, or an immediate family member (as defined above), shall render services to, represent, or undertake to act for, any supplier, vendor, customer, competitor or other party with whom FTUS does business, whether for compensation or not, unless a request for approval first has been submitted to the Director of Human Resources and it has been determined that such relations with any supplier, vendor, customer, competitor or other party with whom FTUS does business do not conflict with the interest of FTUS or otherwise create the appearance of impropriety, and there is no likelihood that such relations will influence the Associate's judgment or actions in performing duties for FTUS.

     If an immediate family member who does not reside in the same household as the FTUS Associate, or any other familial relationship or close personal friend, renders such services to, represent, or undertakes to act for, any supplier, vendor, customer, competitor or other party with whom FTUS does business, the Associate shall immediately disclose such services, representation or acts to the Director of Human Resources for determination whether such relations with the supplier, vendor, customer, competitor or other party with whom FTUS does business do not conflict with the interest of FTUS or otherwise create the appearance of impropriety.

     Associates may not offer for sale to customers or potential customers of the company, any products that are not sold by FTUS. Such an activity might generate a conflict of interest or create the impression that such goods and services were offered, sponsored, endorsed or underwritten with FTUS's approval.

5.       Compensation from Outside Concerns:

     FTUS must be the only source of compensation for each Associate for work performed on behalf of, or relating to, FTUS. Therefore, bonuses, commissions, prizes, rebates or similar items, whether cash or merchandise, provided by a supplier, vendor, customer, competitor or other party with whom FTUS does business are clearly the property of FTUS and must be reported to Director of Human Resources. It is in the best interest of professionalism and FTUS's business to apply any such payments, when possible, to reduce the cost of goods.

6.       Investments:

     Direct beneficial ownership of any interest in securities of a supplier, vendor, customer, competitor or other party with whom FTUS does business is prohibited, with the exception that the investment in a publicly owned corporation is permitted if such investment represents:

     a. Less than 1% of the corporation's outstanding shares; and

     b. Less than 10% of the market value of the associate's investment portfolio.

     Written exceptions may be granted on a case-by-case basis, provided Associates give full disclosure to the Director of Human Resources.

7.       Improper Use Of Corporate Assets:

     Company assets are to be used solely for the benefit of FTUS. Company assets are much more than our equipment, inventory, merchandise samples, corporate funds or office supplies. They include concepts, business strategies and plans, financial data, intellectual property rights and other information about our business.

     In addition, Associates must be aware that FTUS retains legal ownership of the product of their work. No work product created while employed by FTUS can be claimed, construed, or presented as property of the Associate, even after employment by FTUS has been terminated or the relevant project has been completed. This includes written and electronic documents, audio, and video recordings, system code, and also any concepts, ideas or other intellectual property developed for FTUS, regardless of whether the intellectual property is actually used by FTUS.

     Company assets may not be improperly used to provide personal gain for Associates.

          On occasion, some assets (as electronic equipment, cars) of the Company that are no longer needed in the business may be sold to an Associate. Such sales must be supported by properly approved documentation signed by the Associate's Department EVP and approved by the Director of Human Resources.

I have read and fully understand the Conflict of Interest Policy and hereby affirm that I am presently in compliance with it and will observe it at all times during my employment with Factory 2 - U Stores, Inc. If you have questions, please see your respective EVP or the Director of Human Resources.

Please place your initials on either line 1 or line 2 below, whichever is applicable.

1. ________ I have no potential or current conflict issues that need to be discussed or disclosed.

2. ________ I have current or potential conflicts to discuss with the Director of Human Resources. (Please describe in the area below)

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Date: _____________                 ___________________________________________
                                                              (Signature)
                                    -------------------------------------------
                                                              (Print name)


Signing the agreement does not constitute a commitment on behalf of FTUS regarding the duration of employment.